UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 6, 2009
ONYX PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	0-28298	94-3154463

(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)
2100 Powell Street
Emeryville, California 94608
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (510) 597-6500
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
Signatures
EXHIBIT INDEX
EX-1.1
EX-1.2
EX-5.1
EX-12.1
EX-99.1

ITEM 8.01 OTHER EVENTS.
     On August 6, 2009, Onyx Pharmaceuticals, Inc. (the “Company”) entered into an underwriting agreement (the “Equity Underwriting Agreement”) with Goldman, Sachs & Co. (“Goldman Sachs”) as representative of the several underwriters named therein (collectively, the “Equity Underwriters”). Subject to the terms and conditions of the Equity Underwriting Agreement, the Company agreed to sell to the Equity Underwriters, and the Equity Underwriters agreed to purchase from the Company, an aggregate of 4,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 (“Common Stock”), at a public offering price of $30.50 per Share. The resulting aggregate net proceeds to the Company from this Common Stock offering, before expenses, will be approximately $116.8 million, after deducting underwriting discounts totaling approximately $5.2 million. The Equity Underwriters’ obligations to purchase the Shares are subject to the satisfaction of certain customary closing conditions. The Company also granted the Equity Underwriters a 30-day option to purchase up to an additional 600,000 shares of Common Stock. All of the shares of Common Stock subject to the Equity Underwriters’ option will be sold less underwriting discounts if the Equity Underwriters exercise their option. The parties have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Act”).
     On August 6, 2009, the Company also entered into an underwriting agreement (the “Notes Underwriting Agreement”) with Goldman Sachs as representative of the several underwriters named therein (collectively, the “Note Underwriters”). Subject to the terms and conditions of the Notes Underwriting Agreement, the Company agreed to sell to the Note Underwriters, and the Note Underwriters agreed to purchase from the Company, $200.0 million aggregate principal amount of the Company’s 4.00% Convertible Senior Notes due 2016 (the “Notes”). The resulting aggregate net proceeds to the Company from this Note offering, before expenses, will be approximately $194.0 million, after deducting underwriting discounts totaling approximately $6.0 million. The Notes will be convertible by holders into shares of Common Stock at an initial conversion rate of 25.2207 shares of Common Stock per $1,000 principal amount of the Notes (subject to adjustment as described in the Notes Underwriting Agreement), which represents an initial conversion price of approximately $39.65 per share. The Note Underwriters’ obligations to purchase the Notes are subject to the satisfaction of certain customary closing conditions. The Company also granted the Note Underwriters a 30-day option to purchase up to an additional $30.0 million aggregate principal amount of the Notes. Pursuant to the terms of the Notes Underwriting Agreement, the parties have agreed to indemnify each other against certain liabilities, including liabilities under the Act.
     Subject to certain exceptions, the Company and all of the Company’s directors and executive officers also agreed not to sell or transfer any Common Stock held by them for 60 days after August 6, 2009 without first obtaining the written consent of Goldman Sachs on behalf of the Equity Underwriters and the Note Underwriters. A copy of the Equity Underwriting Agreement is attached hereto as Exhibit 1.1 and is incorporated by reference herein, and the description of the terms of the Equity Underwriting Agreement is qualified in its entirety by reference to such exhibit. A copy of the Note Underwriting Agreement is attached hereto as Exhibit 1.2 and is incorporated by reference herein, and the description of the terms of the Note Underwriting Agreement is qualified in its entirety by reference to such exhibit.
     The initial closings of the sales of the Shares and the Notes are scheduled to occur on or about August 12, 2009. The Shares and the Notes (and the shares of Common Stock issuable upon conversion thereof) have been registered pursuant to the registration statement on Form S-3 (Registration Statement No. 333-143825) filed with the Securities and Exchange Commission under the Act.
     Attached as Exhibit 5.1 to this report and incorporated herein by reference is a copy of the opinion of Cooley Godward Kronish LLP relating to the validity of the shares to be issued in this offering.
     Attached as Exhibit 12.1 to this report and incorporated herein by reference is a copy of the Company’s Computation of Earnings to Fixed Charges.
     On August 6, 2009, Onyx announced the pricing of its concurrent offerings of 4,000,000 Shares and $200.0 million aggregate principal amount of Notes. A copy of the press release is furnished as Exhibit 99.1 to this report.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
     (d) Exhibits.

Number	Description

1.1	Underwriting Agreement by among Onyx Pharmaceuticals, Inc., and Goldman, Sachs & Co., dated August 6, 2009

1.2	Underwriting Agreement by among Onyx Pharmaceuticals, Inc., and Goldman, Sachs & Co., dated August 6, 2009

5.1	Opinion of Cooley Godward Kronish LLP

12.1	Computation of Earnings to Fixed Charges

23.1	Consent of Cooley Godward Kronish LLP (included in Exhibit 5.1)

99.1	Press Release titled “Onyx Pharmaceuticals Announces Pricing of Concurrent Offerings of Four Million Shares of Common Stock and $200 Million Principal Amount of Convertible Senior Notes” dated August 6, 2009

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 6, 2009	ONYX PHARMACEUTICALS, INC.
	By:	/s/ Matthew K. Fust
Matthew K. Fust
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Number	Description

1.1	Underwriting Agreement by among Onyx Pharmaceuticals, Inc., and Goldman, Sachs & Co., dated August 6, 2009

1.2	Underwriting Agreement by among Onyx Pharmaceuticals, Inc., and Goldman, Sachs & Co., dated August 6, 2009

5.1	Opinion of Cooley Godward Kronish LLP

12.1	Computation of Earnings to Fixed Charges

23.1	Consent of Cooley Godward Kronish LLP (included in Exhibit 5.1)

99.1	Press Release titled “Onyx Pharmaceuticals Announces Pricing of Concurrent Offerings of Four Million Shares of Common Stock and $200 Million Principal Amount of Convertible Senior Notes” dated August 6, 2009